UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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First Busey Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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First Busey Corporation

201 W. Main Street, Urbana, Illinois 61801

217/365-4556

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 7, 2007

To the Stockholders of

First Busey Corporation:

The 2007 Annual Meeting of Stockholders of First Busey Corporation, a Nevada corporation, will be held at the Champaign Country Club, 1211 S. Prospect Ave., Champaign, Illinois, on Wednesday, November 7, 2007, at 4:00 p.m., central time.

The Annual Meeting is being held for the following purposes:

1.                                       To elect ten directors to hold office until the 2008 Annual Meeting or until their successors are elected and qualified.

2.                                       To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on September 10, 2007, are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.  Even if you plan to attend the Annual Meeting in person, please sign, date and return your proxy.

By order of the Board of Directors,

Douglas C. Mills	Van A. Dukeman
Chairman of the Board	President and Chief Executive Officer

Urbana, Illinois

September 24, 2007

Please note that there is no return envelope for the proxy card and that you should follow the mailing instructions set forth on the enclosed proxy card.

First Busey Corporation

201 W. Main, Urbana, Illinois 61801

217/365-4556

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Busey Corporation for use at the 2007 Annual Meeting of Stockholders.  The Board has fixed the close of business on September 10, 2007, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.  On the record date, First Busey had 36,787,753 shares of common stock, par value $.001 per share, outstanding and entitled to vote.

First Busey’s Annual Report on Form 10-K, which includes audited financial statements for the year ended December 31, 2006, accompanies this Proxy Statement.  The approximate date on which the Proxy Statement and the accompanying proxy are first being sent to stockholders is September 24, 2007.

The following information regarding the meeting and the voting process is presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on September 10, 2007, you owned shares of First Busey’s common stock.  This proxy statement describes the matters that will be presented for consideration by the stockholders at the Annual Meeting.  It also gives you information concerning the matters to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting.  The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

Why is the Annual Meeting being held in November?

As you may know, First Busey recently completed a merger of equals transaction with Main Street Trust, Inc.  In connection with the merger, First Busey agreed to expand the size of the Board and to appoint certain members of the Main Street Board to the First Busey Board upon completion of the merger.  As such, the First Busey Board concluded that it was in the best interests of First Busey and its stockholders to delay holding the Annual Meeting, pending the closing of the merger transaction.  We expect to hold the 2008 Annual Meeting of stockholders during the second quarter of 2008 consistent with our past practice.

What matters will be voted on at the meeting?

You are being asked to vote on the election of ten directors of First Busey for a term of one year expiring in 2008 or until their successors have been duly elected and qualified.

If I am the record holder of my shares, how do I vote?

You may vote either by mail or in person at the meeting.  To vote by mail, complete and sign the enclosed proxy card and mail it pursuant to the instructions on the proxy card.  If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “for” all nominees for director named in this Proxy Statement and by the appointed proxies in accordance with his or her judgment on any other matter brought before the meeting.

If you want to vote in person, please come to the meeting.  We will distribute written ballots to anyone who wants to vote at the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.  Please note, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a “legal proxy” from your broker in order to vote in person at the meeting.

If I hold shares in the name of a broker or fiduciary, who votes my shares?

If you received this proxy statement from your broker or a trustee or other fiduciary who may hold your shares, your broker or fiduciary should have given you instructions for directing how they should vote your shares.  It will then be their responsibility to vote your shares for you in the manner you direct.  As discussed above, if you want to vote in person at the meeting, you will need to arrange to obtain a “legal proxy” from your broker or fiduciary in order to vote in person at the meeting.

Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors, but cannot vote on non-routine matters, such as an amendment to the Articles of Incorporation or the adoption or amendment of a stock option plan, unless they have received voting instructions from the person for whom they are holding shares.  If your broker does not receive instructions from you on how to vote particular shares on matters on which your broker does not have discretionary authority to vote, your broker will return the proxy form to us, indicating that he or she does not have the authority to vote on these matters.  This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as described below, under “How many votes are needed for approval of each proposal?”  Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting.  You should do this by carefully following the instructions your broker gives you concerning its procedures.  This ensures that your shares will be voted at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers.  Please sign and return ALL proxy cards to ensure that all your shares are voted.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by:

•                       signing another proxy with a later date and returning that proxy to:

First Busey Corporation
Attn:  Mary E. Lakey
201 W. Main Street
Urbana, Illinois 61801;

•                       sending notice to us that you are revoking your proxy; or

•                       voting in person at the meeting (attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy).

If you hold your shares in the name of a broker or fiduciary and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many votes do we need to hold the annual meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

•                       is present in person at the meeting; or

•                       has properly submitted a signed proxy card or other proxy.

On September 10, 2007, the record date, there were 36,787,753 shares of common stock issued and outstanding.  Therefore, at least 18,393,877 shares need to be present at the annual meeting.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter case, shares represented by proxies may be voted for a substitute nominee.  You cannot vote for more than ten nominees.  The Board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director.  You may vote “for,” “against” or “abstain” on any other proposal that may properly be brought before the meeting.  Abstentions will be considered in determining the presence of a quorum but will not affect the vote required for election of directors.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date.  The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

The directors are elected by a plurality vote and the ten individuals receiving the highest number of votes cast “for” their election will be elected as directors of First Busey.  Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter.  Therefore, a broker non-vote has no effect on the election of directors.

Where do I find the voting results of the meeting?

We will announce voting results at the meeting.  The voting results will also be disclosed in our Annual Report on Form 10-K for the year ended December 31, 2007.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies.  In addition to solicitations by mail, officers, directors or employees of First Busey or its subsidiaries may solicit proxies in person or by telephone.  These persons will not receive any special or additional compensation for soliciting proxies.  We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The ten nominees named below have been nominated by the Nominating and Corporate Governance Committee of the Board for election as directors for a term of one year or until their successors have been duly elected and qualified.

It is intended that the proxies received in response to this solicitation will be voted for the election of the ten persons so nominated, unless otherwise specified.  If, for any reason, any nominee becomes unavailable for election or declines to serve, persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board.  No circumstances are presently known which would render a nominee named herein unavailable.

Set forth below is certain biographical information concerning each nominee for director, including principal occupation and age as of September 10, 2007, the record date for the Annual Meeting.  Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years.

The Board of Directors recommends a vote FOR each of the nominees.

NOMINEES

Name (Age)	Director since(1)	Position with First Busey and Principal Occupation for the last five years
Joseph M. Ambrose (Age 50)	1993

Mr. Ambrose is Vice President of Horizon Hobby, Inc., Champaign, Illinois, and has been since December 2005. Previously, Mr. Ambrose was a partner with Costigan & Wollrab, P.C., Bloomington, Illinois, from April 2004 until December 1, 2005. Mr. Ambrose was with Ambrose Law Offices, Ltd. from June 2003 until April 2004. Mr. Ambrose served as Executive Vice President of AFNI, Inc., Bloomington, Illinois from January 1999 until June 2003. Mr. Ambrose is considered “independent” under the rules of Nasdaq.

David J. Downey (Age 65)	1992

Mr. Downey has served as the President of The Downey Group, Inc., an estate planning, wealth transfer and executive compensation organization, since 1963. Mr. Downey is considered “independent” under the rules of Nasdaq.

Name (Age)	Director since(1)	Position with First Busey and Principal Occupation for the last five years
Van A. Dukeman (Age 48)	1994

Mr. Dukeman is the President and Chief Executive Officer of First Busey, as well as the Chairman of Busey Bank, and President and Chief Executive Officer of Main Street Bank & Trust. Mr. Dukeman served as the President and Chief Executive Officer of Main Street Trust, Inc. from 2004 to 2007 and as the Chairman of the Board and Chief Executive Officer of BankIllinois, and Director of The First National Bank and FirsTech from 2001 to 2004.

David L. Ikenberry (Age 46)	2004

Mr. Ikenberry is a Professor of Finance and Department Chair at the University of Illinois-Urbana and has been since June 2002. Previously, Mr. Ikenberry was an Associate Professor at Rice University, Houston, Texas, from 1996 to 2002. Mr. Ikenberry is considered “independent” under the rules of Nasdaq.

E. Phillips Knox (Age 61)	1980	Mr. Knox is an attorney with the firm Tummelson Bryan & Knox, Urbana, Illinois.

V. B. Leister, Jr. (Age 61)	1996

Mr. Leister is Chairman of the Board of Carter’s Furniture Inc., Urbana, Illinois. Previously, Mr. Leister served as Vice President & Treasurer of Carter’s Furniture. Mr. Leister is considered “independent” under the rules of Nasdaq.

Gregory B. Lykins (Age 60)	1994

Mr. Lykins is the Vice Chairman of First Busey. Mr. Lykins served as the Chairman of the Board of Main Street from 2004 to July 2007; as a Director and Vice-Chairman of BankIllinois and Director of The First National Bank of Decatur and FirsTech from 2001 to 2004; and as a Director and Vice Chairman of the Board of Main Street from 2000 to 2001.

August C. Meyer, Jr. (Age 70)	1962	Mr. Meyer has served as the President of Midwest Television, Inc. since 1976. Mr. Meyer is considered “independent” under the rules of Nasdaq.

Douglas C. Mills (Age 67)	1980

Mr. Mills is the Chairman of First Busey and has been since its incorporation. Mr. Mills served as the President and Chief Executive Officer of First Busey until July 31, 2007. He has been associated with Busey Bank since 1971 when he assumed the position of Chairman of the Board.

George T. Shapland (Age 76)	1994	Mr. Shapland is the President of Shapland Management Co., a real estate management company. Mr. Shapland is considered “independent” under the rules of Nasdaq.

(1)                                  Indicates the year first elected to the Board of Directors of First Busey or Main Street, or Main Street’s predecessors, BankIllinois Financial and First Decatur.

BOARD OF DIRECTORS

Currently, there are ten directors serving on our Board of Directors.  Through July 31, 2007, First Busey had seven directors serving on its Board of Directors.  However, in connection with the merger of First Busey and Main Street, First Busey agreed to expand the size of the Board to include 10 seats.  Additionally, First Busey agreed to appoint Messrs. Downey, Dukeman, Lykins, Meyer and Shapland to the Board effective upon the completion of the merger.  Also in connection with the merger, effective July 31, 2007, Messrs. Joseph E. O’Brien and Arthur R. Wyatt, former directors of First Busey, retired from the Board.  Except as described above, there are no arrangements or understandings between any of the directors or any other person pursuant to which any of First Busey’s directors or the nominees for the Board have been selected for their respective positions.

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of First Busey, which is monitored by our executive officers and management.  Our directors fulfill their duties and responsibilities by attending regular meetings of the full Board, which are held on a monthly basis, special meetings held from time to time and through committee membership, which is discussed below.  Our directors also discuss business and other matters with our key executives and our principal external advisers (legal counsel, auditors and other consultants).

A majority of our directors are considered “independent” as defined by Nasdaq.  Generally, the Board undertakes an annual review of director independence.  This process consists of an oral question and answer session at a board meeting at which all directors hear the responses of each director and have an opportunity to evaluate the facts presented.  This independence review is further supplemented by an annual questionnaire that directors are required to complete that contains a number of questions designed to ascertain the facts necessary to determine independence, as well as facts regarding any related party transactions.

Because of Mr. Knox’s law firm provides legal services for First Busey and related entities, he is not considered “independent” under the rules established by Nasdaq.  Additionally, because of their current or past positions as executive officers of First Busey, Messrs. Dukeman, Lykins and Mills are not “independent.”

During 2006, the Board held nine meetings.  All directors attended at least 75% of the meetings of the Board and the committees on which they served during 2006. First Busey’s independent directors met eight times in executive session in 2006 and will meet a minimum of two times in executive session in 2007.  First Busey’s policy with respect to director attendance at Annual Meetings of Stockholders is that each director attend the same.  It is each director’s intention, at this time, to attend the 2007 Annual Meeting.

Any stockholder who wishes to contact the full Board may do so by contacting the Board (1) in writing, in care of First Busey Corporation, 201 W. Main Street, Urbana, Illinois 61801 or (2) electronically, through the hyperlink available at our website at www.busey.com.

Communications to the full Board should be directed to Mr. Mills, while communications to the independent directors should be directed to Mr. Leister.

The Board has established the following committees, among others, to assist in the discharge of its responsibilities.

Executive Management Compensation and Succession Committee

The Executive Management Compensation and Succession Committee of the Board met three times in 2006.  Members of the Executive Management Compensation and Succession Committee in 2006 and for the first seven months of 2007 were Messrs. Ambrose (Chairman), Leister and Arthur R. Wyatt (Mr. Wyatt retired from the Board in connection with the closing of the merger of equals transaction with Main Street.)  Following the completion of the merger on July 31, 2007, the Executive Management Compensation and Succession Committee included Messrs. Ambrose (Chairman), Downey and Meyer.  The responsibilities of this Committee include the approval, and recommendation to the Board, of the compensation of the Chief Executive Officer of First Busey and the compensation of all other executive officers of First Busey.  The Committee also reviews and analyzes existing and potential management succession issues.  All members are “independent” under Nasdaq rules and are “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934.  The Executive Management and Succession Committee Charter is available at our website at www.busey.com.

Nominating and Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board met two times in 2006.  During 2006 and the first seven months of 2007, the Nominating and Corporate Governance Committee members were Messrs. Wyatt (Chairman), Leister and Joseph O’Brien (Mr. O’Brien retired from the Board in connection with the closing of the merger).  Following the completion of the merger with Main Street on July 31, 2007, the Nominating and Corporate Governance Committee members included Messrs. Downey (Chairman), Ambrose and Shapland.  The responsibilities of the Nominating and Corporate Governance Committee include the nomination of individuals as members of the Board, including the review of qualifications of directors to stand for re-election and the implementation and maintenance of corporate governance procedures.  All members are “independent” under Nasdaq rules.  The Nominating and Corporate Governance Committee Charter is available at our website at www.busey.com.

The Nominating and Corporate Governance Committee reviews qualified candidates for directors and focuses on those who present varied, complementary backgrounds that emphasize both business experience and community standing.  The Committee also believes that directors should possess the highest personal and professional ethics.

In August of 2007, the Nominating and Corporate Governance Committee met and reviewed all relevant qualifications of potential director nominees, including, at a minimum, the following:

•                                          independence from management, as defined specifically by the corporate governance rules of Nasdaq;

•                                          relevant business experience;

•                                          knowledge of the communities in which we predominantly operate;

•                                          potential conflicts of interest; and

•                                          judgment, skill, integrity and reputation.

The Committee reviews the qualifications of each potential candidate for director and identifies nominees by consensus.

The Committee evaluates all candidates in the same way, reviewing the aforementioned factors, among others, regardless of the source of such candidate, including stockholder recommendation.  Because of this, there is no separate policy with regard to consideration of candidates recommended by stockholders. The Committee did not receive any stockholder recommendations for director nominees for 2007.  No third party was retained, in any capacity, to provide assistance in either identifying or evaluating potential director nominees for 2007.

Audit Committee

The Audit Committee met six times in 2006.  Prior to the completion of the Main Street merger, the members of the Audit Committee included Messrs. Leister (Chairman), Ikenberry, and Wyatt, with Mr. Wyatt designated as our audit committee financial expert in 2006 and 2007 until the merger.  Following the completion of the Main Street merger on July 31, 2007, the members of the Audit Committee include Messrs. Leister (Chairman), Downey, Ikenberry and Shapland.  While we believe that several current members meet the criteria to be designated as an audit committee financial expert, no formal designation has been made since the merger and the Committee intends on designating a member at its next meeting.  All members are “independent” under Nasdaq rules and under Rule 10A-3 of the Exchange Act, as required for audit committee membership.  The Audit Committee Charter is available at our website at www.busey.com.

The responsibilities and functions of the Audit Committee and its activities during 2006 are described in detail under the heading “Report of the Audit Committee” in this Proxy Statement.

The Audit Committee has adopted procedures for the treatment of complaints or concerns regarding accounting, internal accounting controls or auditing matters.  In addition, the Committee reviews and approves all related party transactions, except for those lending relationships and transactions that are approved by the appropriate subsidiary bank’s procedures.  The Audit Committee has also implemented pre-approval policies and procedures for all audit and non-audit services.  Generally, the Audit Committee requires pre-approval of any services to be provided by First Busey’s auditors, McGladrey & Pullen, LLP and First Busey’s tax accountants, RSM McGladrey, Inc., to First Busey or any of its affiliates.  Additionally, the Audit Committee also pre-approves other services related to Sarbanes-Oxley compliance, tax and accounting provided by other third parties.  The pre-approval procedures include the designation of such pre-approval responsibility to one individual on the Audit Committee, which is Mr. Leister.

In 2006, the Audit Committee pre-approved audit services which consisted of professional services rendered for the audit of our consolidated financial statements, attestation report on internal control over financial reporting in accordance with Sarbanes-Oxley Section 404, review of financial statements included in our quarterly reports on Form 10-Q and services normally provided by the independent auditor in connection with statutory and regulatory filings.  Also pre-approved were audit-related services in connection with the subsidiaries and agreed upon procedures for the trust department.  Pre-approved tax services were related to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services for tax compliance, tax planning and tax advice.  Pre-approved other services were primarily related to the preparation of our registration statement in conjunction with the merger of equals of First Busey and Main Street.

Fees paid to McGladrey & Pullen, LLP and RSM McGladrey, Inc., First Busey’s auditors, for services rendered in 2006 and 2005 are as follows:

Fees:	2006	% of Total Fees	2005	% of Total Fees
Audit	$266,685	79.6%	$381,727	86.9%
Audit-related	18,000	5.4%	29,500	6.7%
Tax	25,960	7.7%	27,907	6.4%
All other	24,325	7.3%	250	*
Total	$334,970		$439,384

* less than 1%

The Audit Committee has selected McGladrey & Pullen, LLP to continue to serve as our independent auditor for the fiscal year ending December 31, 2007.  A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

DIRECTOR COMPENSATION

During 2006 and in 2007, non-employee directors of First Busey received a cash retainer of $7,500, a 4,500 share stock option and an additional cash payment of $10,000, except for Mr. Leister, who served as Chairman of the Audit Committee, and received a cash retainer of $10,000, a 4,500 share stock option and an additional cash payment of $10,000.  Directors who are also employees of First Busey or any of its subsidiaries do not receive additional compensation for serving on the Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Joseph M. Ambrose	17,500	8,256	25,756
Phillips E. Knox	17,500	8,256	25,756
David L. Ikenberry	17,500	8,256	25,756
V. B. Leister Jr.	20,000	8,256	28,256
Joseph E. O’Brien (2)	17,500	8,256	25,756
Arthur R. Wyatt (2)	17,500	8,256	25,756

(1) Option amounts represent compensation expense recognized in 2006 under FAS No. 123R.

(2) Messrs. O’Brien and Wyatt retired from the Board effective upon the completion of the Main Street merger.

The Executive Management and Succession Committee is currently reviewing the level of fees and option awards paid to non-employee directors to determine whether the fees and awards will be adjusted for 2008.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of First Busey.  During 2006, the Committee met six times and also reviewed and discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process for the fiscal year ending December 31, 2006, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and First Busey that might bear on auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.  The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of First Busey’s internal controls and internal audit function’s organization, responsibilities, budget and staffing.  The Committee reviewed with both the independent and internal auditors their audit plans, scope, and identification of audit risk areas.

The Committee discussed and reviewed with the independent auditors all communications required by auditing standards, generally accepted in the United States of America including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements.  The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the consolidated audited financial statements of First Busey as of and for the year ended December 31, 2006, with management and the independent auditors.  Management has the responsibility for the preparation of First Busey’s consolidated financial statements and the independent auditors have the responsibility for the audit of those statements.

Based upon the above-mentioned review and discussions with management and the independent auditors, the members of the Committee as of March 16, 2007 recommended to the Board that First Busey’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Audit Committee (as of September 24, 2007)

V. B. Leister, Jr. (Chairman)

David J. Downey

David L. Ikenberry

George T. Shapland

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock as of September 10, 2007 by all directors and director nominees, by each person who is known by First Busey to be the beneficial owner of more than 5% of the outstanding common stock, by each named executive officer and by all directors and executive officers as a group.

The number of shares beneficially owned by each director, director nominee, 5% stockholder or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of September 10, 2007 through the exercise of any option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. In certain instances, the number of shares listed includes, in addition to shares owned directly, shares held by the spouse or minor children of the person, or by a trust of which the person is a trustee or in which the person may have a beneficial interest. In some cases, the person has disclaimed beneficial interest in certain of these shares.

	Common Stock Beneficially Owned
	Number of	Percent of
	Shares	Outstanding
Name and Address of Beneficial Owner	Owned(1)	Shares
Board of Directors:
Joseph M. Ambrose	86,985	*
David J. Downey	438,352	1.2%
Van A. Dukeman(2)	262,406	*
David L. Ikenberry	21,000	*
E. Phillips Knox(3)	354,067	*
V. B. Leister, Jr.	67,120	*
Gregory B. Lykins(4)	3,344,520	9.1%
August C. Meyer(5)	218,278	*
Douglas C. Mills(6)	4,800,441	13.0%
George T. Shapland	599,615	1.6%

Current Other Named Executive Officers:(7)
Barbara J. Harrington	56,153	*
David D. Mills(8)	430,516	1.2%
Lee H. O’Neill	150,604	*
David B. White	41,980	*

All directors and current executive officers as a group (14 persons)	10,802,910	28.9%

*              Less than one percent.

(1)          Includes shares that can be acquired through stock options available for exercise within 60 days of September 10, 2007, for the following individuals, in the amount indicated:

Joseph M. Ambrose	18,000
David J. Downey	60,082
Van A. Dukeman	67,057
Barbara J. Harrington	29,000
David L. Ikenberry	18,000
E. Phillips Knox	18,000
V. B. Leister, Jr.	13,500
Gregory B. Lykins	55,432
August C. Meyer	60,082
David D. Mills	27,000
Douglas C. Mills	100,000
Lee H. O’Neill	16,500
George T. Shapland	60,082
David B. White	37,909
All directors and officers as a group	580,644

(2)          Includes 4,442 shares owned by Mr. Dukeman’s spouse over which Mr. Dukeman shares voting and dispositive power.

(3)          Includes 34,563 shares of stock owned by Busey Mills Community Foundation.

(4)          Includes 2,818,970 shares held in certain trusts as of September 10, 2007, for the benefit of Mr. Meyer’s descendents, for which Mr. Lykins served as trustee and had sole voting and dispositive power. Since September 10, 2007, 1,974,220 of those shares have been distributed out of the trusts to Mr. Meyer’s adult daughter and Mr. Lykins no longer has any voting or investment power over those shares. Mr. Lykins disclaims beneficial ownership over all shares held in such trusts. Also includes 6,718 shares owned by Mr. Lykins’ spouse over which Mr. Lykins has shared voting and dispositive power.

(5)          Excludes shares held in various capacities by Mr. Meyer’s adult daughter. After the distribution of shares from the August C. Meyer Grantor Annuity Trust and the Karen H. Meyer Grantor Annuity Trust, which such distribution occurred after September 10, 2007, Mr. Meyer’s adult daughter became the beneficial owner of more than 5% of First Busey’s common stock. Also excludes 844,750 shares held by the August C. Meyer Special Trust, of which Mr. Meyer does not have any voting or dispositive power.

(6)          Includes 586,785 shares held in trusts for which Mr. Mills is a co-trustee and shares voting and dispositive power and has no pecuniary interest in those shares. Also includes 34,563 shares of common stock owned by Busey Mills Community Foundation, 40,000 shares of common stock owned by the Mills Family Foundation and 1,555,001 shares of common stock owned by Mills Investment LP for which Mr. Mills shares voting and dispositive power.

(7)          Does not include Barbara J. Kuhl and P. David Kuhl, each of whom resigned as executive officers in 2006 and, to First Busey’s knowledge, each beneficially own less than 1.0% of First Busey common stock. Also does not include Edwin A. Scharlau, II, who retired as an executive officer following the completion of the merger transaction and he beneficially owns 662,127 shares of common stock, including 63,000 shares that can be exercised through stock options and 34,563 shares owned by Busey Mills Community Foundation for which Mr. Scharlau shares voting and dispositive power.

(8)          Includes 34,563 shares of stock owned by Busey Mills Community Foundation for which Mr. Mills shares voting and dispositive power. Also includes 67,400 shares held in trusts for which Mr. Mills is a co-trustee and shares voting and dispositive power and 11,600 shares held in trusts over which Mr. Mill’s spouse has voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of First Busey. First Busey believes that during the fiscal year ended December 31, 2006, its executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements with the exception of the following: one late filing by Mr. Wyatt in February 2006 where a Form 4 was filed one day late reporting the purchase of shares of common stock and the late filing of a Form 4 by each of the directors then in office reporting the grant of options in April 2006. In making the foregoing statements, First Busey has relied upon the written representations of its directors, executive officers and 10% stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section provides information regarding the compensation and benefit programs in place for our Chief Executive Officer, Chief Financial Officer and the five other most highly compensated executive officers of First Busey (collectively, the “Named Executive Officers”) for 2006. It includes information regarding the overall objectives of our compensation program and each element of compensation that we provide. Following the merger of equals transaction, completed on July 31, 2007, the Executive Management Compensation and Succession Committee has met twice and is currently in the process of evaluating the First Busey’s compensation practices that will be in effect for the remainder of 2007 and for 2008.

Compensation Philosophy

The Executive Management Compensation and Succession Committee of our Board of Directors is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our Named Executive Officers. The Committee acts pursuant to a charter that has been approved by our Board. None of the Named Executive Officers are members of the Committee.

The Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by First Busey, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that First Busey maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. Accordingly, the Committee believes executive compensation packages provided by First Busey to its executives, including the Named Executive Officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Compensation Objectives

The Committee has worked with First Busey’s management to design compensation programs that encourage high performance, promote accountability and assure that employee interests are aligned with the interests of First Busey’s stockholders. The primary objectives of our executive compensation policies are to:

•                                          attract, retain, and motivate highly qualified executives,

•                                          reward executives based upon our financial performance at levels competitive with peer companies, and

•                                          align a significant portion of the executives compensation with First Busey’s performance and stockholder value, by the way of performance-based executive bonuses and long-term equity incentives.

We compensate our executives through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders.

Competitive Benchmarking

In making compensation decisions, the Committee, at times, compares certain elements of total compensation against other comparable publicly traded and privately held bank holding companies (“Compensation Peers”). The Compensation Peers consist of companies which the Committee believes to be comparable in terms of size and market composition (primarily in First Busey’s market area), and in certain instances, the Committee believes compete for talent and for stockholder investment. The Compensation Peers are not utilized by the Committee strictly as a formal peer group, but are instead used as a reference source, from time to time, as to certain specific compensation issues, such as the extent of usage of stock options as a compensation component.

A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information such as that referenced above with respect to the Compensation Peers to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of First Busey or the individual, depending on the type of award, compared to established goals. Historically, and in fiscal 2006, the Committee granted a substantial portion of total compensation to Named Executive Officers in the form of non-cash incentive compensation.

Compensation Process

The Committee reviews the benchmarking and performance results presented by management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Committee considers quantitative performance results, the overall need of the organization to attract, retain and motivate the executive team, and the total cost of compensation programs. The Committee also reviews executive tally sheets, detailing the executive’s total target and actual compensation during the year. However, the amount of compensation already realized or potentially realizable does not directly impact the level at which future pay opportunities may be set.

Generally, base salaries and annual cash incentive awards will be reviewed at the end of each fiscal year with changes made to the base salaries will be effective January 1 of the following year. However, because of the merger of equals transaction and the fact that base salaries were not adjusted in 2007 prior to the transaction, effective October 1, 2007, salaries were increased for the remainder of 2007 and for 2008.

Stock options and other stock grants are usually granted in April of each year, at the regularly scheduled meetings of the Committee and the full Board of Directors held in connection with our Annual Meeting. By establishing the meeting schedule and agenda for these grants well in advance, First Busey diminishes any opportunity for manipulation of exercise prices on option grants to the extent any recipients are in possession of non-public information at the time of the meetings. Approval of grants for any newly-hired or promoted executives during the course of the year generally occurs at the Compensation Committee meeting immediately following the hiring or promotion.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for Named Executive Officers and approves recommendations regarding equity awards to all elected officers of First Busey. The Chief Executive Officer annually reviews the performance of each Named Executive Officer (other than the Chief Executive Officer, whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Components of Total Compensation

For the fiscal year ended December 31, 2006, the principal components of compensation for Named Executive Officers were:

•                                          base salary,

•                                          annual incentive compensation, under First Busey’s Management and Associate Dividend Program,

•                                          stock options, and

•                                          benefits and other perquisites.

Each component is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based, and valued by First Busey’s executives.

Base Salaries

First Busey provides Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Base salary ranges for Named Executive Officers are determined for each executive based on his or her position and responsibility.  During its review of base salaries for executives, the Committee primarily considers:

•                                          individual scope of responsibility,

•                                          years of experience,

•                                          market data, such as that obtained from a review of our Compensation Peers,

•                                          internal review of the executive’s compensation, both individually and relative to other officers, and

•                                          individual performance of the executive.

Salary levels are typically considered annually as part of First Busey’s performance review process as well as upon a promotion or other change in job responsibility.

Annual Incentive Compensation

The Management and Associate Dividend Program, or “MAD program,” is a program generally available to all employees of First Busey.  MAD program awards are generally granted based on an explicit formula approved by the Committee and recommended to the full Board for approval, typically in January of each year.  In early 2006, the Committee recommended, and the Board approved, the targeted levels of “diluted earnings per share” for First Busey’s 2006 fiscal year.  Under the 2006 MAD program, the Committee approved three targeted levels for “diluted earnings per share” for First Busey for fiscal 2006; these levels were $1.40, $1.42, and $1.44.

Named Executive Officers participate in the MAD program under terms designed to reward Named Executive Officers for contributing to the achievement of our corporate goals and driving stockholder value, thereby addressing our objectives of our executive compensation policies.  Annual incentive compensation is an industry standard that we feel we must provide to remain competitive.

The goal of the MAD program is to heighten awareness of First Busey’s diluted earnings per share goal while emphasizing the impact of the team concept throughout the organization.  The term “dividend” is used to indicate that this award was granted at the discretion of the Board and is based annually on the achievement of diluted earnings per share, similar to the dividend paid to First Busey’s stockholders.

The Board retains the discretion to adjust any awards determined by the formula to ensure that the final awards are consistent with those made to other officers and to make adjustments to the financial performance objectives for extraordinary events.  Individual performance is considered in determining final awards for all MAD program participants.

Based on the level of achievement of diluted earnings per share, the Named Executive Officers receive a dividend of a predetermined percentage of their salary.  First Busey earned $1.35 per share on a fully diluted basis and did not achieve the minimum targeted level of “diluted earnings per share” during 2006.  For the fiscal year 2005, the targeted diluted earnings per share targets for purposes of the MAD program were $1.19, $1.20, $1.21 and $1.22. First Busey earned $1.29 per share on a fully diluted basis for fiscal year 2005, exceeding the maximum targeted level of “diluted earnings per share.”  In January 2007, the Committee, exercising the discretion noted previously, awarded payouts under the MAD program for 2006, equivalent to the award for reaching the minimum earnings target for 2006 noted above.  Although the minimum target was not reached in 2006, the Committee believed it was appropriate to recognize substantially all employees of First Busey, including Named Executive Officers, for the combined results in excess of target for fiscal years 2005 and 2006.

Stock Option Plans

In 2006, First Busey provided to its Named Executive Officers stock option awards.  The equity awards are designed to align executive’s financial interests with driving stockholder value, foster stock ownership and retain executives.  First Busey’s stock option plans create a direct linkage between executive wealth generation and stockholder gains.  We also provide equity-based compensation to remain competitive in the marketplace.  First Busey does not currently have a formal policy regarding equity or other security ownership requirements for its Named Executive Officers.

First Busey currently has three active stock option plans; the First Busey Corporation 1999 Stock Option Plan, the First Busey Corporation 2004 Stock Option Plan and the Main Street Trust, Inc. 2000 Equity Incentive Plan (which First Busey assumed in July 2007 in connection with the completion of the merger).  Each of First Busey’s stock option plans are designed and intended to encourage ownership of First Busey’s common stock by employees and directors of First Busey and its subsidiaries, to provide additional incentive for them to promote the success of the business of First Busey, and to attract personnel to enter and remain in the employment of First Busey and its subsidiaries.  It is expected that the added interest of the participating employees and directors under the plans, and their proprietary attitude toward First Busey resulting from their investment in First Busey’s stock, will promote the future growth, development and continued success of First Busey.  Employees and directors of First Busey and employees and directors of its subsidiaries are eligible to receive options under the plans.  The exercise price of any option must be equal to at least 100% of the fair market value of the closing price of the shares on the date of the grant.  No option may be exercisable for more than ten years from the date of grant.

The number of stock options granted to executive officers is intended to recognize different levels of contribution to the achievement by First Busey of its performance goals as well as different levels of responsibility and experience as indicated by each Named Executive Officer’s position.  In making a determination as to persons to whom stock options are granted, and the number of shares to be covered by such options, the Committee takes into consideration the nature of the services rendered or to be rendered by the employee or director, the employee’s or director’s present and potential contributions to the success of First Busey, and such other factors as the Committee shall deem relevant in accomplishing the purposes of the plan.

Benefits and Other Perquisites

Benefits. First Busey’s Named Executive Officers are eligible to participate in the same benefit plans designed for all of our full-time employees.  The core insurance package includes health, dental, disability and basic group life insurance coverage.  First Busey provides retirement benefits to all eligible, as defined by the plan, full-time employees under the First Busey Corporation Profit Sharing and 401(k) Plan.  The Profit Sharing and 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. Named Executive Officers, all of which were eligible during 2006, may elect to participate in the Profit Sharing and 401(k) plan on the same basis as all other First Busey associates.  Each of First Busey’s eligible employees participates in the Profit Sharing Plan element of the Plan.

First Busey maintains an Employee Stock Ownership Plan (“ESOP”) that is available to all eligible full-time employees, as defined by the plan.  Named Executive Officers, all of which were eligible during 2006, participate in First Busey’s ESOP under the same terms as all other First Busey associates.  Unrestricted ESOP shares are allocated to eligible employees annually based upon their wages/salary for the fiscal year, as it compares to total wages/ salaries for all eligible employees.  In December 2006, First Busey repaid all debt associated with the ESOP, which released all restrictions on previously unallocated shares.  All previously unallocated shares, an amount equal to 123,000 shares, were allocated to all eligible employees in accordance with the plan in February 2007.  The 2006 allocation resulted in a substantial increase in ESOP compensation for Named Executive Officers, which is reflected in the Summary Compensation Table.

Substantially all executives of First Busey are provided with a death benefit under the Busey Bank Group Term Carve Out Plan II, otherwise known as First Busey’s Bank Owned Life Insurance (“BOLI”) program.  The BOLI program covers an employee during their employment period at First Busey.  The BOLI program covers the employee following their retirement from First Busey only if the employee has met the service period and age requirements of the BOLI program.  First Busey’s BOLI program consists of one or more split dollar life insurance policies for each participant, which covers each participant in the event of their death at a multiple of the employee’s most recent salary plus MAD program compensation level.  Named Executive Officers are provided a death benefit through the BOLI program at the lesser of three times their highest salary plus MAD program annual compensation or $750,000 or the Net Amount of Insurance, as defined by the Busey Bank Group Term Carve Out Plan II.

Mr. Douglas C. Mills is covered by a separate addendum to the Busey Bank Group Term Carve Out Plan II, whereby Mr. Mills is entitled to receive a death benefit of the lesser of three times his highest salary plus MAD program annual compensation or $612,500 or the Net Amount of Insurance, as defined by the Busey Bank Group Term Carve Out Plan II.

Messrs. Douglas C. Mills, Kuhl and Scharlau are covered by life insurance policies for which premiums have been paid, prior to fiscal 2006, by First Busey in the amounts of

$1,326,890, $69,076 and $56,311, respectively.  Pursuant to the terms of the policies, the premiums noted above were to be repaid via the proceeds of the policies upon death of the executives, with the exception of Mr. Kuhl, whose amount was forgiven as compensation in conjunction with his resignation as an officer of First Busey, further detailed below.  However, in connection with the merger, Mr. Mills repaid to the company all prior premiums and we released any and all future rights and interests in his policy.

Perquisites.  First Busey provides Named Executive Officers with perquisites that First Busey and the Committee believe are reasonable and consistent with its overall compensation program to better enable First Busey to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.  Based upon this periodic review, perquisites awarded or adjusted on an individual basis.  Named Executive Officers are not automatically awarded all, or in equal amounts, perquisites granted by First Busey.

The primary perquisites for Named Executive Officers for fiscal 2006 are the following:

•                                          annual contributions to the University of Illinois I Fund in the name of the Named Executive Officer,

•                                          annual country club dues, and

•                                          either an allowance for or use of a Company-owned automobile.

Contributions to the University of Illinois I Fund are made by First Busey on behalf of many executives of First Busey in support of the University of Illinois — Urbana Champaign, which is located in First Busey’s primary market.

First Busey encourages our senior management to belong to a country club so that they have an appropriate entertainment forum for customers and appropriate interaction with their communities.  Automobiles, or an allowance, are provided for certain executives as deemed necessary in order to assist the executive in their ongoing service to our customers and communities.

Deferred Compensation Plan

First Busey adopted the First Busey Corporation Deferred Compensation Plan for Executives in October 2002.  The plan is designed to assist in retaining and attracting executives at certain levels by providing a plan to assist executives in retirement planning.  Under the terms of the Deferred Compensation Plan, certain executives are allowed to defer a portion or their entire MAD Program award.  Amounts deferred, up to a maximum of $50,000, are matched by First Busey.  Interest is to accrue on each participants deferred compensation balance for the fiscal year at a rate defined by the greater of the five year treasury note rate as published in the Wall Street Journal for the last business day of the previous calendar year, or 5.00%.

In accordance with the plan, plan participants are prohibited from making deferrals into the plan subsequent to any 2005 MAD program deferrals.  During 2006, each of the participants account accrued interest at an annual rate of 5.00%.

In connection with the merger of equals transaction the First Busey Corporation Deferred Compensation Plan for Executives was terminated and all balances were paid out to the participants.

Post-Employment Compensation

During 2006, First Busey did not maintain any currently effective contract, policy or plan for termination payments relating to retirement, involuntary termination (with or without cause) or following a change of control.

On September 20, 2006, concurrently with execution of the Merger Agreement with Main Street Trust, Inc., First Busey entered into letter agreements with Douglas C. Mills and Edwin A. Scharlau II, and entered into employment agreements with David D. Mills and Barbara J. Harrington, that became effective upon the effectiveness of the merger with Main Street.

Resignation as Officer and Consulting Agreement

On November 8, 2006, First Busey and P. David Kuhl entered into a Resignation as Officer and Consulting Agreement in connection with Mr. Kuhl’s resignation as Chairman and Chief Executive Officer of Busey Bank as of September 20, 2006.  Mr. Kuhl agreed to stay in the employment of First Busey until September 20, 2007.

As consideration for Mr. Kuhl’s continuation of service to First Busey, Mr. Kuhl will be compensated at a rate of $220,000 per annum.  In January of 2007, Mr. Kuhl was paid 75% of the bonus under First Busey’s MAD program for the 2006 program year which Mr. Kuhl would have earned under First Busey’s MAD program had Mr. Kuhl remained an officer of Busey Bank during all of 2006.  Additionally, the agreement granted Mr. Kuhl:

•                                          title to the automobile previously allocated to Mr. Kuhl,

•                                          retention of accrued and vested rights under First Busey’s ESOP, 401(k) plan, deferred compensation plan and stock option plan at September 20, 2006,

•                                          retention of the BOLI benefit at 2.5 times Mr. Kuhl’s highest compensation, as defined in the BOLI agreement,

•                                          First Busey’s interest in a life insurance policy related to premiums paid, as noted previously, and

•                                          title to country club equity shares previously allocated to Mr. Kuhl.

Severance Arrangements

On May 15, 2006, First Busey and Barbara J. Kuhl entered into a Severance and General Release Agreement in connection with Mrs. Kuhl’s resignation as Chief Operating Officer of First Busey.  Pursuant to the Severance Agreement, First Busey has agreed to continue to pay Mrs. Kuhl the approximate equivalent of her base salary in equal monthly installments over a 24-month period commencing January 2007.  Mrs. Kuhl also received a lump-sum payment of

$65,000, one-third of the bonus which Mrs. Kuhl would have earned under the MAD Program for the 2006 program year had Mrs. Kuhl remained an employee with First Busey, and title to the automobile previously allocated to her.

Impact of Accounting and Tax Issues on Executive Compensation

In setting individual executive’s compensation levels, we do not explicitly consider accounting and tax issues.  However, First Busey does analyze the overall expense arising from aggregate executive compensation levels and awards and the components of First Busey’s pay programs.

2007 Compensation Determinations and Recent Developments

In January 2007, after undertaking substantially the same process, deliberations, analysis and consultations described above with respect to 2006 compensation, the Committee established the base salary for Named Executive Officers for 2007 and MAD program payments for 2006.

Base Salaries.  The base salary for 2007 through September 30, 2007 for each of the Named Executive Officers is as follows:

2007 Base Salary
Officer	Compensation
Barbara J. Harrington	$160,000
David D. Mills	$185,000
Douglas C. Mills	$225,000
Lee H. O’Neill	$220,000
Edwin A. Scharlau	$180,000

The new base salaries were effective January 1, 2007.

Annual Incentive Compensation.  The determination as to the MAD program targeted levels for 2007 will be determined by the Committee for the approval of the full Board of Directors.

Equity Plans.  As set forth in our “Compensation Process” above, stock options and other stock grants are typically granted at the regularly scheduled meetings of the Committee and the full Board of Directors held in connection with the Annual Meeting of Stockholders.  The Committee elected not to make any awards during 2007 because the committee was awaiting the completion of the merger transaction.  Also in connection with the completion of the Main Street merger, First Busey accelerated the vesting of all unvested stock options effective upon the closing.  The Committee decided to do so to ensure that options awarded to First Busey employees were treated the same as those held by Main Street employees, whose options vested upon the completion of the merger.

Post-Merger Developments.  Upon completion of the merger of equals, First Busey assumed the employment agreements, benefit plans and other related obligations of Main Street.  These included employment agreements with our Chief Executive Officer, Van A. Dukeman and

Chief Operating Officer, David B. White, the Main Street Trust, Inc. 2000 Stock Incentive Plan, the Main Street Trust, Inc. 401(k) Plan, as well as certain other employment agreements and benefit plans of Main Street Trust, Inc.  We intend to integrate these plans with our existing benefit plans over the next few months.

Additionally, the Executive Management Compensation and Succession Committee met twice in September, 2007 after the merger and recommended to the full Board, which the Board approved, the following compensation arrangements for the executive officers, effective as of October 1, 2007 through the end of 2008:

Base Salary
Officer	Compensation
Van A. Dukeman	$400,000
Lee H. O’Neill	$300,000
David D. Mills	$225,000
Barbara J. Harrington	$200,000
David White	$180,000

The Committee is in the process of evaluating all the executive officers’ bonus arrangements.  The committee has retained an independent consultant to facilitate and assist in the compensation process.

In connection with the merger, First Busey entered into agreements with certain of its executive officers, including those described below.

Douglas C. Mills Letter Agreement.  Under Mr. Douglas C. Mills’ letter agreement with First Busey, he resigned from his officer positions with First Busey and its subsidiaries effective upon the closing of the merger, including his position as President and Chief Executive Officer of First Busey.  At the completion of the merger, Douglas Mills received $975,000.  In addition, Mr. Mills will be entitled to certain life, health and disability insurance benefits for a period of two years after completion of the merger.  He will be entitled to receive a gross-up payment from First Busey in the event that any amounts payable to him under the letter agreement and otherwise are subject to penalties as excess parachute payments under the Internal Revenue Code.

The letter agreement also contemplates that Mr. Mills will continue as an employee and will serve as Chairman of the Board until the combined company’s annual meeting in 2009.  Under the letter agreement, Mr. Mills is entitled to receive a $50,000 salary and certain other benefits during his term as Chairman.

Edwin A. Scharlau, II Letter Agreement.  Under Mr. Scharlau’s letter agreement, he agreed to resign from his officer positions with First Busey and its subsidiaries effective upon the closing of the merger.  At the completion of the merger, he received a one-time, single lump sum payment equal to $500,000.  In addition, Mr. Scharlau will be entitled to certain life, health and disability insurance benefits for a period of two years after completion of the merger.  Mr. Scharlau will be entitled to receive a gross-up payment from First Busey in the event that any amounts payable to him under the letter agreement and otherwise are subject to penalties as excess parachute payments under the Internal Revenue Code.

The letter agreement also contemplates that Mr. Scharlau will serve as an employee and non-executive Vice Chairman of First Busey until the combined company’s annual meeting in 2009.  Under the letter agreement, Mr. Scharlau is entitled to receive $50,000 salary and certain other benefits in connection with his employment.

David D. Mills and Barbara J. Harrington Employment Agreements.  In connection with the Main Street merger, First Busey also entered into employment agreements with David D. Mills and Barbara J. Harrington, each of which became effective upon completion of the merger.  Under Mr. Mills’ agreement, he is entitled to receive a base salary equal to $225,000 along with a performance bonus up to 30% of his base salary.  Mr. Mills is also entitled to certain other benefits, including an allowance for a country club membership, car allowance and participation in First Busey’s other benefit plans.  Under Ms. Harrington’s agreement, she is entitled to receive a base salary equal to $145,000 along with a performance bonus.  Ms. Harrington is also entitled to certain other benefits, including an allowance for a country club membership, car allowance and participation in First Busey’s other benefit plans.

Additionally, as described below under the heading “Potential Payments Upon Termination or Change-in-Control,” each of Mr. Mills and Ms. Harrington are entitled to certain payments and other benefits following certain termination events.

EXECUTIVE MANAGEMENT COMPENSATION AND SUCCESSION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of First Busey’s filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate other filings with the SEC, including this Proxy Statement, in whole or in part, the following Executive Management Compensation and Succession Committee Report shall not be deemed to be incorporated by reference into any such filings.

The Executive Management Corporation and Succession Committee discharges the Board’s responsibilities relating to compensation of First Busey’s executive officers.  The Executive Management Compensation and Succession Committee approves and evaluates all compensation of executive officers, including salaries, bonuses, and compensation plans, policies and programs of First Busey.

The Compensation Discussion and Analysis portion of the Proxy Statement has been prepared by management of First Busey.  First Busey is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation.  The Compensation Discussion and Analysis is not a report or disclosure of the Executive Management Corporation and Succession Committee.

The Committee met with management of First Busey to review and discuss the Compensation Discussion and Analysis.  Based on the foregoing review and discussions, the

Committee recommended to the Board that the Compensation Discussion and Analysis be included in First Busey’s 2006 Form 10-K, and the Board approved that recommendation.

Executive Management Compensation and
Succession Committee (as of September 24, 2007)
Joseph M. Ambrose (Chairman)
David J. Downey
August C. Meyer, Jr.

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

The following tables quantify and discuss the components of the Named Executive Officers.  All tables should be read in conjunction with the Compensation Discussion and Analysis section above.  The Summary Compensation Table should be read in conjunction with the footnotes and narrative that follow.  Please note that this information relates to the 2006 fiscal year, prior to the merger of equals transaction with Main Street.

Summary Compensation Table

					Nonqualified
				Non-Equity	Deferred
			Option	Incentive Plan	Compensation	All Other	Total
Name and		Salary	Awards	Compensation	Earnings	Compensation	Compensation
Principal Position	Year	($)	($) (3)	($) (4)	($) (5)	($)	($)

Douglas C. Mills	2006	225,000	42,040	100,000	102,748	135,349	605,137
Chairman of the Board, Chief Executive Officer and President (1)

Barbara J. Harrington	2006	145,000	10,016	22,325	N/A	30,998	208,339
Chief Financial Officer

Edwin A. Scharlau II	2006	180,000	24,910	33,750	73,090	70,529	382,279
Chairman of the Board of Busey Investment Group

David D. Mills	2006	170,000	19,810	51,875	N/A	73,626	315,311
President and Chief Operating Officer of Busey Bank

Lee H. O’Neill (2)	2006	186,360	11,827	31,000	N/A	48,803	277,990
Chairman of the Board and Chief Executive Officer of Busey Bank

P. David Kuhl (1)	2006	220,000	16,816	59,813	73,090	171,800	541,519

Barbara J. Kuhl (1)	2006	92,632	6,517	15,750	73,090	86,000	273,989

(1)                                  Mr. and Mrs. Kuhl were Named Executive Officers during 2006, but had resigned their positions during September and May 2006, respectively.  Mrs. Kuhl’s base salary approved by the Committee was to be

$180,000 for 2006, prior to her resignation.  Mr. Douglas C. Mill resigned as the President and Chief Executive Officer effective July 31, 2007 in connection with the completion of the Main Street merger.

(2)                                  Mr. O’Neill succeeded Mr. Kuhl as Chairman of the Board and Chief Executive Officer of Busey Bank.  Following this succession, Mr. O’Neill’s salary increased from $175,000 to $220,000.

(3)                                  Option amounts represent approximate compensation expense recognized in 2006 under FAS No. 123R.  Mr. Kuhl forfeited all unvested options during 2006 in accordance with his resignation as an officer of First Busey.  Mr. Kuhl’s compensation amount represents amounts expensed prior to his resignation as an officer of First Busey.   See Note 16 of First Busey’s Consolidated Financial Statements included in First Busey’s Annual Report on Form 10-K for the year ended December 31, 2006 for discussion of the valuation of First Busey’s stock options.

(4)                                  Amounts represent payouts made under First Busey’s MAD program.  See discussion under “Annual Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(5)                                  Messrs. Douglas C. Mills, Scharlau, Kuhl and Mrs. Kuhl deferred $350,000, $50,000, $50,000, and $50,000 of their 2005 MAD Program Compensation, respectively, into First Busey’s Deferred Compensation Plan for Executives during 2006.  In accordance with the plan, each received a $50,000 matching contribution from First Busey into the plan, which has been included in the earnings calculation in this column.  The additional amounts in each account over the $50,000 match relates to interest accrued on each participants account at the rate of 5.00% per annum for 2006.

First Busey contributed $10,000 to the University of Illinois I Fund in the name of Mr. Douglas C. Mills.  Mr. Mills’ lease value of an automobile was $10,250.  The estimated compensation amount attributable to premiums previously paid by First Busey for life insurance policies in the name of Mr. Mills is $62,600.  First Busey contributed $12,373 to the account of Mr. Mills under First Busey’s Profit Sharing and 401(k) Plan.  Mr. Mills was allocated 1,311 shares under First Busey’s ESOP, which results in estimated compensation of $30,466 when valued at the closing price on the date of allocation of $23.25 per share. The remaining amount relates to Mr. Mills’ annual country club dues.

In 2006, First Busey contributed $8,953 to Mrs. Harrington’s account under First Busey’s Profit Sharing and 401(k) Plan.  Mrs. Harrington was allocated 949 shares under First Busey’s ESOP, which results in estimated compensation of $22,045, when valued at the closing price on the date of allocation of $23.25 per share.

First Busey contributed $10,000 to the University of Illinois I fund in the name of Mr. Scharlau.  Mr. Scharlau’s lease value of an automobile was $13,250.  First Busey contributed $12,373 to the account of Mr. Scharlau under First Busey’s Profit Sharing and 401(k) Plan.  Mr. Scharlau was allocated 1,311 shares under First Busey’s ESOP, which results in estimated compensation of $30,466 when valued at the closing price on the date of allocation of $23.25 per share.  The remaining amount in 2006 relates to Mr. Scharlau’s annual country club dues.

First Busey contributed $10,000 to the University of Illinois I fund in the name of Mr.  David D. Mills.  Mr. Mills’ lease value of an automobile was $15,567.  First Busey contributed $12,373 to the account of Mr. Mills under First Busey’s Profit Sharing and 401(k) Plan.  Mr. Mills was allocated 1,311 shares under First Busey’s ESOP, which results in estimated compensation of $30,466 when valued at the closing price on the date of allocation of $23.25 per share.  The remaining amount in 2006 relates to Mr. Mills’ annual country club dues.

First Busey contributed $1,000 to the University of Illinois I fund in the name of Mr. O’Neill.  First Busey reimbursed Mr. O’Neill $1,600 related to the lease of his automobile.  First Busey contributed $11,837 to the account of Mr. O’Neill under First Busey’s Profit Sharing and 401(k) Plan.  Mr. O’Neill was allocated 1,255 shares under First Busey’s ESOP, which results in estimated compensation of $29,146 when valued at the closing price on the date of allocation of $23.25 per share.  The remaining amount in 2006 relates to Mr. O’Neill’s annual country club dues.

First Busey contributed $10,000 to the University of Illinois I fund in the name of Mr. Kuhl.  Mr. Kuhl’s value of the automobile transferred to him in accordance with his resignation agreement was $33,900.  Mr. Kuhl was forgiven an amount receivable from him by First Busey for life insurance premiums paid in the amount of $56,311.  Mr. Kuhl was granted ownership of equity shares related to his country club membership, which were valued at $26,000.  First Busey contributed $12,373 to the account of Mr. Kuhl under First Busey’s Profit Sharing and 401(k) Plan.  Mr. Kuhl was allocated 1,311 shares under First Busey’s ESOP, which results in estimated compensation of $30,466 when valued at the closing price on the date of allocation of $23.25 per share.  The remaining amount in 2006 relates to Mr. Kuhl’s annual country club dues.

For Mrs. Kuhl, $1,000 was contributed to the University of Illinois I fund in her name.  Mrs. Kuhl’s value of the automobile transferred to her in accordance with her severance agreement was $20,000.  Additionally, Mrs. Kuhl was paid $65,000 in December 2006 in accordance with her severance agreement.  See the discussion under the caption “Severance Arrangements” in the Compensation Discussion and Analysis section of this Proxy Statement for further discussion of payments to be made under Mrs. Kuhl’s severance agreement.

Grants of Plan-Based Awards Table

First Busey traditionally grants stock options to employees and Directors in April, as described in the Compensation Discussion and Analysis section of this Proxy Statement.  However, First Busey made its grants to employees in May 2006, after further study of the impact of FAS No. 123R (See Note 1 — Significant Accounting Policies or First Busey’s Consolidated Financial Statements).  Mrs. Kuhl was not awarded any options during 2006.

					All Other	Exercise	Grant Date
					Option	or Base	Fair Value
					Awards: # of	Price of	of Stock
		Estimated Future Payouts Under			Securities	Option	and Option
		Non-Equity Incentive Plan Awards (4)			Underlying	Awards	Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options (3)	($/Sh)	($)(1)
Douglas C. Mills	May 16, 2006	—	—	—	15,000	$20.16	$34,050
	January 24, 2007	—	100,000	—	—	—	—
Barbara J. Harrington	May 16, 2006	—	—	—	6,000	$20.16	$13,620
	January 24, 2007	—	22,325	—	—	—	—
Edwin A. Scharlau II	May 16, 2006	—	—	—	10,000	$20.16	$22,700
	January 24, 2007	—	33,750	—	—	—	—
David D. Mills	May 16, 2006	—	—	—	10,000	$20.16	$22,700
	January 24, 2007	—	51,875	—	—	—	—
Lee H. O’Neill	May 16, 2006	—	—	—	7,000	$20.16	$15,890
	January 24, 2007	—	31,000	—	—	—	—
P. David Kuhl (2)	May 16, 2006	—	—	—	15,000	$20.16	$34,050
	January 24, 2007	—	59,813	—	—	—	—
Barbara J. Kuhl	January 24, 2007	—	15,750	—	—	—	—

(1)             The fair value of these options is $2.27 based upon the Black-Scholes option pricing model discussed further at Note 16 of First Busey’s Consolidated Financial Statements.

(2)             Mr. Kuhl was awarded 15,000 options during 2006.  This award, along with all other unvested awards for Mr. Kuhl, was forfeited in accordance with his resignation as an Officer of First Busey.

(3)             These awards fully vest on January 26, 2009, with no partial vesting prior to the full vesting date, and expire on December 15, 2011.

(4)             Represents payments made by First Busey pursuant to the 2006 MAD program. First Busey earned $1.35 per share on a fully diluted basis and did not achieve the MAD program minimum targeted level of $1.40 “diluted earnings per share” during 2006. For the fiscal year 2005, the maximum targeted diluted earnings per share target for purposes of the MAD program was $1.22. First Busey earned $1.29 per share on a fully diluted basis for fiscal year 2005, exceeding the maximum targeted level of “diluted earnings per share”. In January 2007, the Committee, in its discretion, awarded payouts under the MAD program for 2006, equivalent to the award for reaching the minimum earnings target for 2006 noted above.  Although the minimum target was not reached in 2006, the Committee concluded that it was appropriate to recognize substantially all employees of First Busey, including Named Executive Officers, for the combined results in excess of target for fiscal years 2005 and 2006.  The payouts, which were approved by the Committee, were made on January 24, 2007. See the discussion under the caption “Annual Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards (1)
			Equity Incentive
	# of Securities	# of Securities	Plan Awards: # of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option	Option
	Options	Options	Unexercised	Exercise	Expiration
Name	Exercisable	Unexercisable	Unearned Options	Price ($)	Date
Douglas C. Mills	45,000	—	—	$14.56	12/16/10
	—	40,000	—	$19.59	09/14/09
	—	15,000	—	$20.16	12/15/11
Barbara J. Harrington	15,000	—	—	$14.56	12/16/10
	—	8,000	—	$19.59	09/14/09
	—	6,000	—	$20.16	12/15/11
Edwin A. Scharlau II	30,000	—	—	$14.56	12/16/10
	—	23,000	—	$19.59	09/14/09
	—	10,000	—	$20.16	12/15/11

	Option Awards (1)
			Equity Incentive
	# of Securities	# of Securities	Plan Awards: # of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option	Option
	Options	Options	Unexercised	Exercise	Expiration
Name	Exercisable	Unexercisable	Unearned Options	Price ($)	Date
David D. Mills	15,000	—	—	$14.56	12/16/10
	—	17,000	—	$19.59	09/14/09
	—	10,000	—	$20.16	12/15/11
Lee H. O’Neill	—	9,500	—	$19.59	09/14/09
	—	7,000	—	$20.16	12/15/11
Barbara J. Kuhl (2)	—	23,000	—	$19.59	09/14/09

(1)             As permitted under the terms of the Merger Agreement with Main Street, First Busey accelerated the vesting of all outstanding options immediately following the effectiveness of the merger on July 31, 2007.

(2)             In accordance with her severance agreement, Mrs. Kuhl was allowed to keep her unvested options under the same terms as noted in (1) above.

Options Exercises and Stock Vested Table

The following sets forth information regarding all exercises of stock options by Named Executive Officers during 2006.  Mr. Kuhl was not a Named Executive Officer at the time of his exercise.

	Option Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)
P. David Kuhl	30,000	$250,200

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Douglas C. Mills	$350,000	$50,000	$52,748	$1,104,649
Edwin A. Scharlau II	$50,000	$50,000	$23,090	$479,618
P. David Kuhl	$50,000	$50,000	$23,090	$479,618
Barbara J. Kuhl	$50,000	$50,000	$23,090	$479,618

First Busey’s Nonqualified Deferred Compensation Plan was designed, in part, to assist the executives above with retirement planning.  No other current or former employees of First Busey have been or are participants in the plan.  During 2006, Messrs. Douglas C. Mills, Scharlau, Kuhl and Mrs. Kuhl deferred a portion, or, in the case of Mr. Mills, all, of their 2005 MAD Program award, which is shown as Executive Contributions in the table above.  This award was part of the Named Executive Officers’ 2005 compensation.  In accordance with the plan, deferrals of up to $50,000 were matched by First Busey, which is shown as “Registrant Contributions” in the table above.  Aggregate Earnings represents the amount of interest, to be paid by First Busey, accrued into each participant’s account at a rate of 5.00% per annum, calculated based upon the monthly accrued balance of each Executive’s account.  The Aggregate Balance represents the amount due to the Named Executive Officer as of December 31, 2006.

Amounts are to be paid following the executive’s separation from First Busey over 60 months, in equal installments.  The executive’s account continues to accrue interest at a rate of 5.00% per annum during the 60 month payout period.  First Busey commenced the payout of Mrs. Kuhl’s account in early 2007.

As noted above, the plan was terminated in connection with the merger of equals transaction.  Accrued account balances at the time of termination were paid out to participants resulting in payments to Messrs. Mills, Scharlau, Kuhl and Ms. Kuhl in the amount of $1,193,743, $493,553, $493,553 and $429,408, respectively.

Potential Payments Upon Termination or Change-in-Control Disclosure

Mr. David D. Mills and Ms. Harrington are parties to agreements providing for certain benefits upon a termination and a change in control.

Under the employment agreements with Mr. David Mills and Ms. Harrington, each officer is entitled to receive certain severance payments following certain termination events.  Under their agreements, severance includes the sum of the applicable officer’s base salary, the officer’s most recent performance bonus and the value of contributions under retirement and employee benefit plans that would have been made through the term of the agreement. They will also be entitled to receive life, health and disability insurance for themselves and their dependents, at the expense of First Busey, for a period of one year following the termination.

The agreements also provide for certain severance payments in the event of a “change of control.”  Mr. Mills’ agreement states that, in the event that (a) he terminates employment within one year after a change of control for any reason, or (b) First Busey or its successor terminates Mr. Mills’ employment with or without cause either within the 18 month period prior to or at any time after a change of control, Mr. Mills will be entitled to receive the greater of $750,000 or three times his severance payment.  Mr. Mills will be entitled to receive a gross-up payment from First Busey in the event that any amounts payable to him under his employment agreement for the other payments and benefits received by him are subject to penalties as excess parachute payments under the Internal Revenue Code.  Additionally, if Mr. Mills is terminated without cause, if he terminates his employment due to constructive discharge, or if his employment is terminated due to disability or death within eighteen months prior to a change of control, he will receive the greater of $750,000 or three times the severance payment.  He will also be entitled to receive life, health and disability insurance for a period of three years following the termination.

Ms. Harrington’s agreement provides that, in the event that (a) she terminates employment within one year after a change of control for any reason, or (b) First Busey or its successor terminates the agreement with or without cause either within the 18 month period prior to or at any time after a change of control, Ms. Harrington will be entitled to receive the greater of $300,000 or two times her severance payment.  The amounts payable to her upon a change of control are subject to reduction, to the extent that any amount payable to her under her employment agreement, together with other payments and benefits received by her, if any, would be deemed an excess parachute payment under the Internal Revenue Service Code.  Additionally, if Ms. Harrington is terminated without cause, if she terminates due to constructive discharge, or if her employment is terminated due to disability or death within eighteen months prior to a change of control, she will receive the greater of $300,000 or two times the severance payment.  She will also be entitled to receive life, health and disability insurance for a period of three years following the termination.

EXECUTIVE MANAGEMENT COMPENSATION AND SUCCESSION

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, the following individuals served as members of the Executive Management Compensation and Succession Committee:  Joseph M. Ambrose, V.B. Leister, Jr. and Arthur R. Wyatt.  None of these individuals has served as an officer or employee of First Busey or any of our subsidiaries or has any relationships with First Busey or any of our subsidiaries requiring disclosure under “Certain Relationships and Related Transactions” below.  The Management Compensation and Succession Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2007, the Board adopted a policy for review, approval and monitoring of transactions involving First Busey and “related persons” (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of our outstanding stock).  The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant Securities and Exchange Commission rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect interest).

Under the policy, the Audit Committee is responsible for reviewing and approving all reportable transactions with any related party.  In considering the transaction, the Audit Committee will take into account all relevant factors including whether the transaction is on terms comparable to those available to an unaffiliated third party.  In connection with any approval or ratification of a transaction, the Audit Committee will also determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.  The Board has delegated to the chairman of the Audit Committee the authority to pre-approve or ratify any transaction with a related person up to $120,000.  The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity, and certain ordinary course of business banking transactions shall be deemed to be pre-approved by the Audit Committee.

Additionally, First Busey’s banking subsidiaries have, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, director nominees, executive officers and holders of 5% or more of First Busey’s common stock, their immediate families and their affiliated companies.  These transactions have been and will be on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons.  These transactions have not involved and will not involve more than the normal risk of collectibility or any other unfavorable features.  In addition to these loans, First Busey’s banking subsidiaries make loans to officers of First Busey’s subsidiaries who are not executive officers of First Busey.

Two family members of Mr. Scharlau worked for the Company during 2006.  Robert Scharlau, son of Mr. Scharlau, was employed with Busey Bank, N.A. and was compensated in the amount of $89,020.  Thomas Scharlau, Mr. Scharlau’s brother, was employed with Busey Bank and was compensated in the amount of $213,000.

During 2006, Mr. Knox, a director of First Busey, is an attorney with Tummelson Bryan & Knox, Urbana, Illinois, and provided legal and certain consulting services to First Busey.  The dollar amount of the fees paid to Tummelson Bryan & Knox for such services during the 2006 fiscal year was $61,868.

First Busey is also a party to a lease with Midwest Television, Inc., of which Mr. Meyer is the President, director and a controlling shareholder. Lease payments are approximately $86,000 annually.  In addition, First Busey leases space from Mr. Meyer in a building in Champaign, with lease payments totaling approximately $61,000 annually.  Management believes that the terms of these leases are no less favorable to First Busey or its subsidiaries than would have been obtained from non-affiliated parties.

PROPOSAL NO. 2

OTHER BUSINESS

As of the date hereof, there is no business to be transacted at the Annual Meeting other than that referred to in the Notice of Annual Meeting of Stockholders and it is not anticipated that other matters will be brought before the Annual Meeting.  If, however, other matters should properly be brought before the Annual Meeting, it is intended that the proxy holders may vote or act in accordance with First Busey’s Board of Directors’ recommendation on such matters.

STOCKHOLDER PROPOSALS

In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee and included in our 2008 proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at 201 W. Main Street, Urbana, Illinois 61801, no later than December 15, 2007.  Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years.  All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.

A stockholder may otherwise nominate a director for election at an annual meeting of shareholders by delivering written notice of the nomination to our Corporate Secretary, at the above address, no later than December 15, 2007.  The stockholder’s notice of intention to nominate a director must include: (a) for each person to be nominated: (i) the name, age and business and residence address of each nominee; (ii) the principal occupation or employment of each nominee; (iii) the class and number of shares of stock owned by the nominee on the date of the notice; and (iv) any information that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D under the Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether the person is subject to the provisions of such regulations; and (b) as to the stockholder giving notice: (i) the name and address of record of the nominating stockholder and the names and addresses of any other stockholders supporting each respective nominee; and (ii) the class and number of shares of stock owned by the nominating stockholder and any other stockholders supporting the nominees on the date of the notice.  We may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director.  Persons nominated for election to the Board pursuant to this paragraph will not be included in our proxy statement.

If a stockholder intends to present a proposal at First Busey’s 2008 Annual Meeting and desires that the proposal be included in First Busey’s Proxy Statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at First Busey’s principal executive offices not later than December 15, 2007.  As to any proposal that a stockholder intends to present to stockholders without inclusion in First Busey’s Proxy Statement for First Busey’s 2008 Annual Meeting of Stockholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless First Busey receives notice of the matter to be proposed not later than January 29, 2008.  Even if proper notice is received on or prior to January 29, 2008, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

By order of the Board of Directors,

Douglas C. Mills	Van A. Dukeman
Chairman of the Board	President and Chief Executive Officer

September 24, 2007

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

Please remove blue backing to expose adhesive and seal

PROXY—FIRST BUSEY CORPORATION

KNOW ALL MEN BY THESE PRESENTS, THAT I, the undersigned shareholder of First Busey Corporation (the “Company”) having received notice of the Annual Meeting of Stockholders, do hereby nominate, constitute and appoint, each of Tom Berns and Tom Brown, my true and lawful attorney and proxy, with full power of substitution, for me and in my name, place and stead to vote all of the shares of common stock, $.001 par value (“Common Stock”) of the Company standing in my name on its books on September 10, 2007 at the Annual Meeting of Stockholders of the Company, to be held at the Champaign Country Club, 1211 S. Prospect Ave., Champaign, Illinois, on November 7, 2007 at 4:00 p.m., local time, and at any postponement or adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

1.                  ☐   FOR all nominees listed below to serve as directors of the Company until the next Annual Meeting of Stockholders (except as marked to the contrary below)

                           ☐   WITHHOLD AUTHORITY to vote for all nominees listed below

Joseph M. Ambrose	David J. Downey	Van A. Dukeman
David L. Ikenberry	E. Phillips Knox	V. B. Leister, Jr.
Gregory B. Lykins	Douglas C. Mills	A.C. Meyer, Jr.
George T. Shapland

fold here

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.)

To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof:

This proxy will be voted as directed, or if no instructions are given, it will be voted “FOR” election of all nominees as Directors of First Busey Corporation. Also, this proxy will be voted at the Annual Meeting in accordance with the Board of Directors’ recommendations on any other matters which may come before the Annual Meeting or any postponement or adjournment thereof.

This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise.

Your vote is important. Any previously submitted proxies will not be used at the Annual Meeting. Accordingly, even if you plan to attend the Annual Meeting, please mark, sign, date and fold this proxy and return to the reply address.

Date

Date

Please sign your name or names exactly as they appear on the stock certificate. Each joint tenant must sign. When signing as attorney, administrator, guardian, executor or trustee or as an officer of a corporation, please give full title. If more than one trustee, all should sign.